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                                  EXHIBIT 10.86

                               EMPLOYMENT CONTRACT


January 30, 1997


Cami Winikoff
3331 Wade Street
Los Angeles, CA 90066

Dear Cami:

This contract is to confirm the terms of your employment with Trimark Pictures, Inc.

TITLE:  Senior Vice President

BASE SALARY: Increase of your base salary to $100,000 annually effective from January 13, 1997, $115,000 annually effective January 13, 1998, and $125,000 effective January 13, 1999.

BONUS: Your will receive a $50,000 bonus at the start of each year of your contract. In addition, you are eligible to receive an additional yearly bonus based on Trimark's profitability and at management's discretion.

STOCK OPTIONS: Trimark will request that the Option Committee authorize 30,000 SHARES of company stock to vest over a three (3) year period.

BENEFITS: You will be eligible for all Employee Benefits, Medical, Dental, Vision, Life and 401(k) per Trimark's standard benefit program.

TERM:  Three years.  From January 13, 1997 to January 12, 2000.

RENEWAL: You agree that for the period commencing 920 days prior to the conclusion of the above mentioned term and ending 60 days prior, at Trimark's request, you will enter into exclusive negotiations regarding the renewal of this agreement. If at the end of the above mentioned term you and Trimark are unable to reach an agreement regarding the renewal of your employment with Trimark, your employment with Trimark shall continue on a month to month basis at the same terms contained in this agreement unless terminated by Trimark or you upon 60 days prior written notice.

     NOTE: If you are terminated by Trimark Pictures, Inc. for any reason other than cause, a severance amount equal to 50% of the balance of the contract at the time of termination will be paid to you by Trimark which will relieve each party of any


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     obligations to each other. Notwithstanding the foregoing, if control changes by acquisition or merger and you are terminated for any reason other that cause you will receive a severance amount equal to 100% of the balance of the contract at the time of termination.

You hereby expressly agree that while employed by Trimark Pictures you will not disclose any confidential matters of Trimark prior to, during or after your employment including the specifics of this contract. In addition, you agree that Trimark shall own all rights of every kind and character throughout the universe, in perpetuity to any material and/or idea suggested or submitted by you or suggested or submitted to you by a third party. You agree also that Trimark shall own all other results and proceeds of your services during your employment.

This agreement shall by binding and supersedes any and all other agreements, either oral or in writing. Any modification of this agreement will be effective only if signed by Trimark and you.

Sincerely,

Mark Amin
Chairman

If the above meets will your approval, please countersign this letter and return the fully executed letter to me.

AGREED AND ACCEPTED BY:


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Cami Winikoff                               Date



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